Exhibit 10.26

October 31, 2014

Charles C. Brockett

42278 Winter Haven Drive

Ashburn, VA 20148

Re:	Employment Agreement between EagleBank and Charles C. Brockett dated as of November 1, 2014 ( the “Employment Agreement”)

Dear Chris,

Reference is made to the Employment Agreement and to your Change in Control Agreement, dated April 17, 2014, between Virginia Heritage Bank (“VHB”) and (“Change in Control Agreement”). In the event you resign as an officer and employee of EagleBank for “Good Reason” on or before October 31, 2016, then EagleBank shall pay you in addition to all other sums due, or that become due, under the Employment Agreement an amount equal to the difference between the payment that accrued under the Change in Control Agreement, $518,386, and the sum of (a) $194, 342.00, and (b) any restricted stock actually vested at the time of separation of employment, such cash payment and restricted stock award having been made in furtherance of that Offer Letter dated September 15, 2014, from EagleBank and accepted by you on September 19, 2014. Such payment will be made within 30 days of the date of separation of employment.

For purposes of this side letter, “Good Reason” shall be defined as:

 ( i )     any material breach of this Agreement by EagleBank, including without limitation any of the following: (A) diminution in your base compensation, (B) a material diminution in your authority, duties or responsibilities, or (C) a material diminution in the authority, duties or responsibilities of the officer to whom you are required to report, or

 ( ii )     any material change in the geographic location at which you must perform your services under this Agreement, including a material change in your principal place of employment or the imposition of any requirement that you spend more than ninety (90) business days per year at a location that is more than 20 miles from such principal place of employment;

provided, however, that prior to any termination of employment for Good Reason, you must first provide written notice to EagleBank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and EagleBank shall thereafter have the right to remedy the condition within thirty (30) days of the date EagleBank received the written notice from you.

Side Letter, Charles C. Brockett

October 28, 2014

Nothing herein affects any other provision of the Employment Agreement. For purposes of illustration only, the non-compete obligations of you, and the non-compete payment obligations of EagleBank, shall apply in the event of such separation of employment, notwithstanding the payment to be made pursuant to this side letter. The parties agree that the Change in Control Agreement itself is of no further force of effect. The parties further agree that the certain Non-Competition, Non-Solicit and Non- Disparagement Agreement dated June 9, 2014 remains in full force and effect.

Please sign below to evidence your agreement to the above.

Very truly yours,

EagleBank

Susan G. Riel

Chief Operating Officer

Agreed to:    _________________________

Charles C. Brockett

_________________________

Date